Exhibit 10.2

Summary of Annual Cash Bonus Plan

We have an annual cash incentive program that is designed to provide cash incentive awards to our employees.  The following is a summary of the terms of our annual cash incentive program, which we refer to as our cash bonus plan.

All regularly employed associates of our company, including our Named Executive Officers, are eligible to participate in our cash bonus plan.  Each participant in our cash bonus plan has a target award level that is equal to a specified percentage of the participant’s annual base salary as of December 31 of the plan year.  The percentage is determined by the participant’s job grade as of December 31 of the plan year.  Actual payment to a participant under the cash bonus plan may range from zero to 150% of the participant’s target award and is based on our company performance during the plan year as compared to specified company performance measures for plan year and on the participant’s performance during the plan year as compared to specified individual performance goals for that participant for such plan year.  The company performance measures account for 60% of each participant’s target award and the individual performance goals for a participant account for 40% of such participant’s target award.  Each year, the compensation committee approves the company performance measures for such plan year and assigns a percentage weighting to each measure, which reflects the priority of such measure as determined by the compensation committee.  When the compensation committee approves company performance measures, it also approves minimum, target and maximum levels for each measure.  The compensation committee makes the final determination of company performance achievement for each plan year with respect to each measure following the end of such plan year.

In determining payouts under our cash bonus plan, the compensation committee determines a company performance bonus factor for each plan year by allocating credits for each company performance measure in the following manner:

•                                no credit for a company performance measure unless we achieve a minimum performance level;

•                                a credit of at least 50% but less than 100% of the company performance measure if we achieve the minimum performance level but do not achieve the target performance level;

•                                a credit of at least 100% but less than 150% of the company performance measure if we achieve or exceed the target performance level but do not attain the maximum performance level; and

•                                a credit of 150% of the company performance measure if we achieve or exceed the maximum performance level.

Individual performance goals for each participant in our cash bonus plan other than our chief executive officer and our president and chief operating officer are determined by the executive officer or manager to whom the participant reports.  Individual performance goals for our chief executive officer and our president and chief operating officer are reviewed with our lead independent director and the compensation committee.  For each individual performance goal, the Named Executive Officer must accomplish at least 80% of the performance goal to receive a cash bonus payment for such performance goal.  The compensation committee makes the final determination of individual performance achievement for each plan year for each of our Named Executive Officers with respect to each individual performance goal following the end of such plan year.

The compensation committee has selected the following company performance measures under our cash bonus plan for 2008:

•                                a minimum sales revenue for Angiomax in the United States;

•                                the commercial launch of Cleviprex and minimum sales revenue for Cleviprex in the United States;

•                                the development of our global organization, with a primary focus on the European Union during 2008, including the ability to operate in Germany, France, Italy and the United Kingdom, the approval to market Angiox for ACS in the European Union, the complete transition of the distribution of Angiox from Nycomed and a minimum sales performance in the European Union with respect to Angiox;

•                                FDA approval of the sNDA that we filed in 2007 relating to an additional indication for Angiomax for an additional dosing regimen in the treatment of ACS initiated in the emergency department;

•                                the completion of a 70% interim analysis of the CHAMPION clinical trials relating to cangrelor by the end of the third quarter of 2008; and

•                                a minimum earnings per share (before taxes) for 2008.